                                                                     Exhibit 2.1
                                                                     -----------

                          PLAN AND AGREEMENT OF MERGER
                          ----------------------------

     THIS PLAN AND AGREEMENT OF MERGER (this "Agreement") is made and entered into as of February 7, 1999 by and among The Metzler Group, Inc., a Delaware corporation ("Metzler"), MGI Acquisition III, Inc., a Delaware corporation and wholly-owned, direct subsidiary of Metzler ("Acquisition Sub"), Strategic Decisions Group, a California corporation (the "Company"), and the members of the Company's Executive Officers whose names are set forth on the signature pages attached hereto (individually a "Company Executive" and collectively, the "Company Executives"). Metzler, Acquisition Sub, the Company and the Company Executives are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                   RECITALS

     A. The members of the board of directors of Acquisition Sub and the Company Executives have approved the transactions contemplated hereby and have determined that it is advisable and in their respective best interests to consummate the merger described in Article 2 hereof (the "Acquisition").

     B. As a result of the Acquisition, Acquisition Sub will be merged with and into the Company, all of the outstanding capital stock of the Company will be converted into common stock of Metzler, and the Company will be the surviving corporation, all on the terms and subject to the conditions set forth in this Agreement.

     C. For Federal income tax purposes, the Parties intend that the Acquisition shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined herein).

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing Recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:


                                1.  DEFINITIONS
                                    -----------

     1.1 Definitions. The following terms, when used herein and unless the context clearly requires otherwise, shall have the following meanings:

     "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, costs of defense, judgments, orders, decrees, stipulations, injunctions, damages (including diminution in value), dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, Liens, losses, expenses, and fees, including all attorneys' fees and court costs, net of any related tax benefits, insurance payments or recoveries from third parties.

     "Affiliate" means, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person from time to time, whether by ownership or control of voting securities, by contract or otherwise. Affiliates of Metzler include the Surviving Corporation (as defined in Section 2.3(a)) and its Subsidiaries.

     "Affiliated Group" means any affiliated group within the meaning of Section 1504 of the Code.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

     "CGCL" means the California General Corporation Law, as amended.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission or any successor agency.

     "Company Stock" means the common stock, no par value, of the Company.

     "Confidential Information" means any and all technical, financial, commercial, and other information concerning the businesses and affairs of a Party other than any such information that (i) is generally available to or known by the public immediately prior to the time of disclosure (except through the actions or inaction of the Person to whom disclosure has been made by or on behalf of such Party) or (ii) has been acquired or developed independent from such Party.

     "DGCL" means the Delaware General Corporation Law, as amended.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any corporation or other business entity that is included in a controlled group of corporations within which the Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code.

     "Escrow Agreement" means that certain Escrow Agreement, a form of which is attached hereto as Exhibit C.

     "Escrow Agent" means the Person acting as the escrow agent under the Escrow Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Company Documents" means, collectively, all agreements between the Company and any Shareholder and all options, warrants, and other agreements or documents relating to the issuance or possible issuance of Company Stock, each as in existence as of the date hereof.

     "GAAP" means generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

     "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" of any Person means all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such entity; and in any event, regardless of how classified in accordance with GAAP, shall include (i) all obligations of such Person for borrowed money or obligations of such Person evidenced by notes or similar instruments which have been incurred in consideration for the acquisition of property or assets, (ii) obligations secured by any Security Interest upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, and (iv) capitalized lease obligations.

     "Information Statement" means the information statement used by the Company to solicit the approval of its Shareholders by written consent to the Acquisition and the terms of this Agreement.

     "Intellectual Property" means any and all of the following which is owned by, licensed by, licensed to, used or held for use by the Company and/or any of its Subsidiaries (including all copies and embodiments thereof, in electronic, written or other media): (i) all registered and unregistered trademarks, trade dress, service marks, logos, trade names, internet domain names, corporate names (including the names "Strategic Decisions Group" and all derivations thereof) and all applications to register the same (the "Trademarks"); (ii) all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto (the "Patents"); (iii) all registered and unregistered copyrights, mask work rights and all applications to register the same (the "Copyrights"); (iv) all computer software and databases owned or used (excluding software and databases licensed to the Company under standard, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties' business) by the Company or under development for the Company by third parties (the "Software"); (v) all categories of trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, client and supplier lists and information and other confidential and proprietary information

("Proprietary Rights"); (vi) all licenses and agreements pursuant to which the Company has acquired rights in or to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights (excluding software and databases licensed to the Company under standard, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties' business) ("Licenses-In"); and (vii) all licenses and agreements pursuant to which the Company has licensed or transferred any rights to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights ("Licenses-Out").

     "Interim Balance Sheet" means the balance sheet of the Company dated January 2, 1999, agreed to by and between Metzler and the Company.

     "Knowledge" means (i) in the case of any individual, the knowledge of such person after reasonable inquiry and (ii) in the case of a corporation, limited liability company or other entity, the knowledge of the directors and officers or managers of such corporation, limited liability company or other entity, as appropriate, after reasonable inquiry.

     "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness, including without limitation, any liability for Taxes.

     "Material Adverse Effect" means a material adverse effect or impact upon the assets, financial condition, results of operations, prospects or business of the Company and its Subsidiaries (taken as a single enterprise), or on the ability of the Parties to consummate the transactions contemplated hereby.

     "Metzler Common" means the Common Stock, par value $0.001 per share, of Metzler.

     "Metzler Value" means the per share closing price of Metzler Common for the trading day immediately preceding the Merger Date (as defined in Section 2 below).

     "Ordinary Course of Business" means the ordinary course of business of the Company and its Subsidiaries consistent with past custom and practice of the Company and its Subsidiaries, respectively, as the context herein may require (including with respect to quantity and frequency).

     "Person" means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

     "Plans" means: (i) all employee benefit plans as defined in Section 3(3) of ERISA; (ii) all other severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, and incentive plans, or contracts, and schemes, programs, funds, commitments, or arrangements of any kind; and (iii) all other plans, or contracts, and schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, consultant, or independent contractor of the Company or any ERISA Affiliate of the Company and (a) to which the Company or any ERISA Affiliate of the Company is or within the last six years has been a party or by which any of them is or within the last six years has been bound or (b) with respect to which the Company or any ERISA Affiliate of the Company has made any payments or contributions since December 31, 1991 or (c) to which the Company or any ERISA Affiliate of the Company may otherwise currently have any liability (including any such plan or arrangement formerly maintained by the Company or any ERISA Affiliate of the Company).

     "Pro Rata Percentage" means, with respect to each Shareholder, the percentage set forth opposite such Shareholder's name on Section 3.1(d) of the Disclosure Schedule.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, security interest, lien or other similar encumbrance or right of any third party.

     "Shareholder(s)" means each shareholder or collectively, the shareholders of the Company whose names are set forth on Schedule 2.6 hereto.

     "Subsidiary" means any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which another Person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body.

     "Tax" or "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, but not be limited to, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding (employment, backup, foreign, or otherwise), social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, other tax of any kind whatsoever, or other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld, or collected and whether disputed or not.

     "Tax Proceeding" means, with respect to Taxes, any proceeding, judicial or administrative, civil or criminal, including, without limitation, any audit or investigation.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Total Merger Consideration" means 2,700,000 shares of Metzler Common; provided, however, that the Total Merger Consideration shall be adjusted as set forth in Section 2.6 herein.

     1.2  Principles of Construction.

          (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following usage apply: (i) unless otherwise provided herein, actions permitted, but not required, under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding";
(iii) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted for convenience of reference only and are not a part of, nor shall they affect any construction or interpretation of this Agreement or any of its provisions; (iv) unless otherwise specified, indications of time of day mean Chicago, Illinois time; (v) all references to articles, sections, schedules and exhibits are to articles, sections, schedules and exhibits in or to this Agreement unless otherwise specified; (vi) references to a statute shall refer to the statute as amended from time to time and any successor statute, and to all rules and regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (vii) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (viii) "including" means "including, but not limited to"; (ix) unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended or otherwise modified from time to time, and any and all extensions, renewals, substitutions or replacements thereof.

          (b) Except as otherwise expressly provided in this Agreement, all accounting not specifically defined herein shall be construed in accordance with United States GAAP applied on a consistent basis.

                                2.  THE MERGER
                                    ----------

     In connection with the Acquisition, the respective boards of directors and shareholders of Acquisition Sub and the Company have, by resolutions duly adopted, approved the following provisions of this Article 2 as the Plan of Reorganization within the meaning of Code Section 368(a), as a "Merger Agreement" within the meaning of Section 1101 of the CGCL and as an "Agreement of Merger" within the meaning of Section 252 of the DGCL:

     2.1 Plan of Merger. Subject to the provisions of this Agreement, an Agreement of Merger as required by Section 1101 of the CGCL, together with an officer's certificate of each of Acquisition Sub and the Company (collectively, the "California Merger Agreement") in the form attached hereto as Exhibit D shall be duly prepared, executed and acknowledged by the Company, Acquisition Sub and such other parties as may be appropriate, and thereafter the

California Merger Agreement shall be delivered to the Secretary of State of the State of California (the "California Department") for filing. Simultaneously with filing in the State of California and subject to the provisions of this Agreement, an Agreement of Merger as required by Section 252 of the DGCL, together with an officer's certificate of each of Acquisition Sub, Metzler and the Company (collectively, the "Delaware Certificate of Merger") shall be duly prepared, executed and acknowledged by the Company, Acquisition Sub and such other parties as may be appropriate, and thereafter the Delaware Certificate of Merger shall be delivered to the Department of State of the State of Delaware (the "Delaware Department") for filing. The Acquisition shall become effective for corporate law issues on at 5:00 p.m. Eastern Time on the date such filings occur (the "Merger Time"). The date on which the Merger Time occurs is referred to herein as the "Merger Date".

     2.2 Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, on February 7, 1999, to the extent that the conditions set forth in Sections 4.5 and 4.6 have been satisfied or waived (where permissible), unless another time or place is agreed to by the Parties. The effective date of this transaction will be the date of Closing (the "Effective Date"). At the Closing, the Parties shall make delivery of those materials set forth, respectively, in Sections 4.5 and 4.6 hereof.

     2.3  Effects of the Merger.

     (a) At the Merger Time, the separate legal existence of Acquisition Sub shall cease and Acquisition Sub shall be merged with and into the Company and the Company, as the surviving corporation in the Acquisition (the "Surviving Corporation"), shall continue its legal existence under the laws of the State of California under the name "Strategic Decisions Group".

     (b) At and after the Merger Time, the Acquisition will have the effects set forth in Chapter 11 of the CGCL and in Subchapter IX of Title 8 of the DGCL.

     2.4 Articles of Incorporation and By-laws. The Articles of Incorporation and By-laws of the Company, each as in effect immediately prior to the Merger Time, as amended, shall respectively become the Articles of Incorporation and By-laws of the Surviving Corporation immediately after the Merger Time and shall thereafter continue to be its Articles of Incorporation and Bylaws until amended as provided therein and under the CGCL.

     2.5 Directors and Officers. The directors of Acquisition Sub holding office immediately prior to the Merger Time shall be the directors of the Surviving Corporation immediately after the Merger Time. The officers of Acquisition Sub holding office immediately prior to the Merger Time shall be the officers of the Surviving Corporation immediately after the Merger Time, with additional officers from the Company being appointed by the directors of the Surviving Corporation.

     2.6 Conversion of Securities. At the Merger Time, by virtue of the Acquisition and without any action on the part of Acquisition Sub, the Company or the Shareholders, (x) each share of outstanding common stock of Acquisition Sub held by Metzler immediately prior to the

Merger Time shall be converted into one share of common stock of the Surviving Corporation, and (y) each share of Company Stock which is issued and outstanding immediately prior to the Merger Time (other than treasury shares) shall be canceled and extinguished and converted into the number of shares of Metzler Common equal to the Total Merger Consideration divided by the number of shares of Company Stock outstanding at the Closing; provided, however, that shares of Company Stock held by a holder who has exercised and perfected appraisal rights shall not be converted into shares of Metzler Common, but the holder of such shares shall only be entitled to such rights as are provided by California Law and the shares of the Metzler Common otherwise allocable to all such holders exercising and perfecting appraisal rights shall not be issued by Metzler; and provided, further, however, that if as the result of the conversion of any Shareholder's Company Stock upon consummation of the Acquisition, a fractional interest in a share of Metzler Common would be deliverable under this Section 2.6, in lieu of a fractional share being delivered therefor, such fractional interest shall automatically be converted into the right to receive an amount in cash (without interest) equal to the product of the Metzler Common Value multiplied by the amount of such fractional interest. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder of Metzler in respect of any fractional share. For all purposes of this Agreement (including all computations pursuant to Schedule 2.6), the Total Merger Consideration shall be adjusted in accordance with the following provisions:

          (a) Closing Balance Sheet. As soon as practicable but no later than 45 days following the Closing Date, the Company shall deliver to Metzler a balance sheet (the "Closing Balance Sheet") for the Company dated as of the close of business the day prior to the date of Closing (the "Closing Balance Sheet Date"), which Closing Balance Sheet shall be prepared by the Company and reviewed by the Company's certified public accountants (the "Company Accountants") and shall set forth the assets and liabilities of the Company as of the close of business on the Closing Balance Sheet Date. The Closing Balance Sheet shall present fairly the financial position of the Company as of the Closing Balance Sheet Date, in accordance with GAAP and on a basis consistent with the presentation of the Interim Balance Sheet (the "Interim Financial Statement Standards").

               (i) If Metzler determines to dispute in good faith that the Closing Balance sheet has not been prepared in accordance with the Interim Financial Statement Standards, Metzler shall notify the Shareholder's Representative in writing thereof (the "Metzler Notice") within 14 days after delivery to the Metzler of the Closing Balance Sheet (the "Notice Period"). The Metzler Notice shall set forth in reasonable detail the alleged non-conformance and the amount(s) being disputed. If Metzler does not deliver the Metzler Notice within the Notice Period, the Closing Balance Sheet shall become final and binding upon all parties.

               (ii) If the Metzler Notice is delivered within the Notice Period, the Shareholders' Representative and Metzler shall attempt in good faith to resolve all dispute(s). If Metzler and the Shareholders are unable to resolve any disputed item within 14 days after receipt of the Metzler Notice, such disputed item(s), together with each party's calculation of the Company's Working Capital, Total Assets and Net Shareholders' Capital (in each case, as defined below) as of the Closing Balance Sheet Date, shall be submitted to a nationally recognized "Big Five" accounting firm or its successor (other than the Company's or Metzler's regular auditors or their successors) chosen by lot, which accounting firm shall be instructed to arbitrate such disputed item(s) and determine the Company's Working Capital, Total Assets and Net Shareholders' Capital as of the Closing Balance Sheet Date. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon all parties and adjustment may be entered thereon by any court having jurisdiction over the parties. The costs of such resolution by such accounting firm multiplied by the percentage (not to exceed 100%) calculated as the amount of the actual adjustment divided by the amount disputed by Metzler shall be borne by the Shareholders, in proportion to their respective Pro Rata Percentages, on the one hand, and the balance, if any, by Metzler, on the other hand.

                    (A) The term "Working Capital" means the excess of the Company's current assets over its current liabilities as of the Closing Balance Sheet Date, calculated in accordance with the Interim Financial Statement Standards, all as finally determined in accordance with this Section 2.6(a); provided, however, that the calculation of the amount of Working Capital shall not include or otherwise account for (i) the expenses and fees of the Company incurred or accrued in connection with the Acquisition pursuant to the provisions of Section 6.11 hereof, which expenses and fees are to remain a post-closing obligation of the Company or (ii) any reclassification of a liability described as a Deferred Compensation Payable from a Long-Term Liability to a Current Liabilty and any related assets from Other Assets to Current Assets (as each such term is set forth on the Interim Balance Sheet).

                    (B) The term "Net Shareholders' Capital" means the excess of the Company's total assets over its total liabilities as of the Closing Balance Sheet Date, calculated in accordance with the Interim Financial Statement Standards, all as finally determined in accordance with this Section 2.6(a); provided, however, that the calculation of Net Shareholders' Capital shall not include or otherwise account for (i) the expenses and fees of the Company incurred or accrued in connection with the Acquisition pursuant to the provisions of Section 6.11 hereof, which expenses and fees are to remain a post-closing obligation of the Company or (ii) any reclassification of a liability described as a Deferred Compensation Payable from a Long-Term Liability to a Current Liabilty and any related assets from Other Assets to Current Assets (as each such term is set forth on the Interim Balance Sheet).

          (b) Adjustment. The Total Merger Consideration shall be adjusted downward in accordance with this paragraph (b) to account for the negative differential (the "Target Differential"), if any, between Target Working Capital, Target Total Assets, and Target Net Shareholders' Capital (as each such term is hereafter defined) and each of, respectively, Working Capital, Total Assets, and Net Shareholders' Capital. In the event that a Target Differential exists as of the Merger Date, the Total Merger Consideration shall be reduced by the number of shares of Metzler Common equal to the quotient of the Target Differential divided by the Metzler Common Value. For purposes hereof, the Target Differential shall be the greater of the respective differentials between
(a) Target Working Capital and Working Capital, (b) Target Total Assets and Total Assets, and (c) Target Net Shareholders' Capital and Net Shareholders' Capital. Target Working Capital shall be $3,190,000, and Target Net Shareholders' Capital shall be $3,350,000. As of the Merger Date, an amount of shares of Metzler Common equal to 10% of the number of shares of Metzler Common issued pursuant to the Acquisition shall be deposited with the Escrow Agent and held in a segregated escrow account (the "Adjustment Escrow") in accordance with the terms of the Escrow Agreement. Within ten days following the determination of the Target Differential, if any, the Escrow Agent shall return to Metzler the number of shares valued at the Metzler Common Value equal to the Target Differential and shall promptly distribute to the Shareholders the remaining shares held in the Adjustment Escrow to the Shareholders, pro rata in respect of their respective Pro Rata Percentages.

     2.7 Closing of Company Transfer Books. As of the Closing, no transfer of Company Stock shall thereafter be made or recognized.

     2.8 Exchange of Certificates. Each holder of a certificate or certificates representing shares of Company Stock issued and outstanding immediately prior to the Merger Time shall at or as soon as practicable following the Closing, surrender to Metzler (or at Metzler's direction, Metzler's stock transfer agent) for exchange a certificate or certificates representing the number of shares of Company Stock held by such holder, together with a duly executed letter of transmittal. In exchange therefor, Metzler shall issue or pay, as applicable, to such holder of Company Stock and deliver as provided herein a certificate or certificates representing the shares of Metzler Common to be issued to such holder pursuant to Section 2.6 to be delivered to such holder and, in the case of payment for any fractional interest in Metzler Common, a check payable to the holder. Such issuance and payment shall be made promptly upon receipt of Company Stock accompanied by a duly executed letter of transmittal and in any case within five days after receipt by Metzler. Surrendered certificates shall forthwith be canceled. Metzler shall not be obligated to deliver the consideration to which any former holder of Company Stock is entitled as a result of the Acquisition until such holder surrenders such holder's certificate or certificates representing shares of Company Stock for exchange as provided in this Section 2.8; provided, however, that procedures allowing for payment against receipt of customary and appropriate certifications and indemnities shall be provided with respect to lost or destroyed certificates. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the shares of Metzler Common to be issued pursuant to Section
2.6 in exchange for the shares of Company stock represented by such surrendered certificate and the right to receive the fractional share payment to be paid pursuant to Section 2.6, without interest.

     2.9 Rights of the Shareholders. From and after the Merger Time, the Shareholders shall have no rights with respect to their shares of Company Stock other than to surrender the certificate or certificates representing such shares pursuant to Section 2.8.

     2.10 Dissenting Company Shares. Company Stock that has not been voted for approval of this Agreement and with respect to which a demand for payment and appraisal shall have been properly made in accordance with Chapter 13 of the CGCL ("Dissenting SDG Shares") shall not be converted into Metzler Common at or after the Merger Time but shall be converted into such consideration as may be determined to be due with respect to such Dissenting SDG Shares pursuant to the CGCL. If a holder of Dissenting SDG Shares ("Dissenting Shareholder") shall withdraw his or her demand for such payment and appraisal or shall become ineligible for such payment and appraisal, then, as of the time of the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting SDG Shares shall cease to be Dissenting SDG Shares and shall be converted into the Metzler Common into which such Dissenting SDG Shares would have been converted pursuant to Section 2.6 hereof. The Company shall give Metzler prompt notice of any demand received by the Company from a holder of Dissenting SDG Shares for appraisal of Company Stock, and Metzler shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Metzler, or as required under the CGCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each Dissenting Shareholder who, pursuant to the provisions of Chapter 13 of the CGCL, becomes entitled to payment of the value of shares of Company Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). Any Metzler Common which would have been issuable with respect to Dissenting SDG Shares shall be retained by Metzler.

     2.11 Taking of Necessary Action; Further Action. Metzler and Acquisition Sub on the one hand, and the Company and the Shareholders, on the other hand, shall use reasonable efforts to take all such action (including action to cause the satisfaction of the conditions precedent to the Acquisition) as may be necessary or appropriate in order to effectuate the Acquisition as promptly as possible. If, at any time after the Merger Time, any further action is necessary or desirable to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Company and Acquisition Sub, the officers of the Surviving Corporation are fully authorized in the name of either the Company or Acquisition Sub or otherwise to take, and shall take, all such action.

                      3.  REPRESENTATIONS AND WARRANTIES
                          ------------------------------

     3.1 Representations and Warranties Concerning the Company. As a material inducement to Metzler and Acquisition Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Company Executives hereby jointly and severally represent and warrant to Metzler and Acquisition Sub that all of the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement, and hereby covenant that said statements will be correct and complete as of the Merger Date (as though made as of the Merger Date and as though the Merger Date were substituted for the date of this Agreement throughout such statements provided that the representations and warranties made as of a specified date will be true and correct as of such date), except, in each case, as set forth in the schedule delivered concurrently with this Agreement setting forth exceptions to the representations and warranties set forth herein (the "Disclosure Schedule"). The Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.1, and no matter disclosed with respect to one section shall be deemed to be an exception to another section unless the applicability of such item to such other section is reasonably apparent. Notwithstanding anything herein to the contrary, the disclosure of any contract agreement, arrangement or understanding herein shall not affect or qualify any representation with respect to the effectiveness or enforceability of such contract, agreement, arrangement or understanding or the absence of breaches or defaults thereunder, unless otherwise specifically disclosed.

          (a) Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Subsidiary of the Company, as identified in
Section 3.1(a) of the Disclosure

Schedule, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, as identified in Section 3.1(a) of the Disclosure Schedule. Each of the Company and its Subsidiaries has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. True and correct copies of the Company's Articles of Incorporation and By-laws, in each case as amended to date, have been delivered to Metzler. Each of the Company and its Subsidiaries is qualified to conduct business and is in good standing under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified, would not individually or in the aggregate, have a Material Adverse Effect. Section 3.1(a) of the Disclosure Schedule lists all jurisdictions in which the Company and each of its Subsidiaries is qualified to do business.

          (b) Authorization of Transaction. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the prior sentence, the Board of Directors and the Shareholders of the Company have duly authorized the execution, delivery and performance of this Agreement and the consummation of the Acquisition. This Agreement constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to the rights and remedies of creditors generally or (ii) rules of law governing specific performance, injunctive relief or other general principles of equity.

          (c) Noncontravention. Subject to compliance with the HSR Act and except as set forth on Section 3.1(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any applicable statute, regulation, law, rule or common law doctrine, (ii) violate any judgment, order, decree, stipulation, injunction, or other restriction of any governmental body, governmental agency or court to which the Company is subject, (iii) breach any provision of the Articles of Incorporation or By-laws of the Company, or (iv) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, or result in the creation of any Security Interest upon any of the Company's (or any of its Subsidiaries') assets pursuant to the terms of, any contract, agreement, lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money, instrument of indebtedness, Security Interest or other binding arrangement to which the Company (or any of its Subsidiaries) is a party or by which it is bound or to which any of its assets are subject, except, in the case of clauses (i) and (iv) above, for those violations or breaches which would not, individually or in the aggregate, have a Material Adverse Effect. Except pursuant to the HSR Act and as set forth on
Section 3.1(c) of the Disclosure Schedule, the Company is not required to give any notice to, make any material filing with, or obtain any authorization, consent, or approval of any government, governmental agency or court, or any other Person in order for the parties to consummate the Acquisition and the transactions contemplated by this Agreement or in order that the Acquisition and such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of the Company's (or any of its Subsidiaries') assets, pursuant to the provisions of any material agreement, arrangement or understanding or any material license, franchise or permit except as would not have a Material Adverse Effect.

          (d) Capitalization. The authorized capital stock of the Company consists solely of 1,000,000 shares of voting common stock, no par value and 1,000,000 shares of non-voting common stock, no par value per share, of which 20,670 shares and 189 shares, respectively, are issued and outstanding on the date hereof and all of which are owned by the Shareholders. Set forth on Section 3.1(d) of the Disclosure Schedule is a true and correct description of (i) the full legal names and current address of each Shareholder, (ii) the Pro Rata Percentage of each Shareholder, and (iii) all of the current directors and officers of the Company. The Company has never authorized, offered, sold or issued any securities other than Company Stock. All offerings, sales and issuances by the Company of any Company Stock have been conducted in compliance with and in accordance with or in reliance upon exemptions from all applicable Federal and state securities laws and all other applicable state laws. Except as set forth on Section 3.1(d) of the Disclosure Schedule, there are no currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company or Company upon any of the Shareholders providing for the issuance, disposition, or acquisition of any Company Stock or securities convertible into or exchangeable for Company Stock. There are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of any shares of Company Stock, except for those agreements expressly contemplated hereby.

          (e) No Subsidiaries. Except as set forth in Section 3.1(e) of the Disclosure Schedule, the Company does not own or control any direct or indirect equity interest or equity participation in any corporation, partnership, limited liability company, trust, or other business association or Subsidiary.

          (f)  Financial Statements; Books and Records.

               (i) The Company has provided Metzler with the following financial statements, correct and complete copies of which are set forth on
Section 3.1(f) of the Disclosure Schedule (collectively the "Financial Statements"): (A) consolidated and consolidating balance sheet and related statements of income and changes in shareholders' equity for the Company as of and for the forty (40) week period ended January 3, 1998, the fiscal year ended March 29, 1997 and the fiscal year ended March 31, 1996 (January 3, 1998 being the "Most Recent Fiscal Year End"), each audited by the Company Accountants, and
(B) unaudited consolidated and consolidating balance sheet and related statements of income for the Company as of and for the eleven months ended November 7, 1998 and year to date (the "Latest Financials"). The Financial Statements are correct and complete in all material respects and have been prepared in accordance with GAAP, except, in the case of the Latest Financials, for the absence of footnotes and normal year-end adjustments. The Financial Statements fairly present, on such basis, the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein.

               (ii) The Company's and its Subsidiaries' books and records are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and fairly and accurately reflect in accordance with GAAP all of the assets and Liabilities of the Company and its Subsidiaries and all contracts and transactions to which the Company or any of its Subsidiaries is or was a party or by which the Company or any of its Subsidiaries or any of their respective business or assets is or was affected. The minute books and related records of the Company and its Subsidiaries, correct and complete copies of which have been made available to Metzler, correctly reflect all resolutions adopted and all other material corporate actions taken at all meetings or through consents of the directors (including committees thereof) and the shareholders.

          (g) Recent Events. Except as set forth in Section 3.1(g) of the Disclosure Schedule, since the date of the Interim Balance Sheet, neither the Company nor any of its Subsidiaries has experienced or suffered any Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on the Latest Financials or Section 3.1(g) of the Disclosure Schedule, since the date of the Interim Balance Sheet, neither the Company nor any of its
Subsidiaries:

               (i) sold, leased, transferred or assigned any of its assets, tangible or intangible, with an aggregate value greater than $75,000, other than in the Ordinary Course of Business;

               (ii) accelerated, terminated, modified, canceled or committed any breach of any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) either involving more than $50,000 individually or in the aggregate or otherwise outside of the Ordinary Course of Business;

               (iii) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 individually or in the aggregate or outside of the Ordinary Course of Business;

               (iv) experienced any damage, destruction, or loss to its property in excess of $50,000 (whether or not covered by insurance) individually or in the aggregate;

               (v) created or suffered to exist any Security Interest upon any of its assets, tangible or intangible, outside the Ordinary Course of Business or securing any Liabilities in the aggregate in excess of $75,000;

               (vi) issued, sold, or otherwise disposed of any Company Stock or other equity securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any interest in the Company or any of its equity securities, or any securities convertible or exchangeable into Company Stock or other equity securities;

               (vii) declared, set aside, or paid any dividend or distribution with respect to the Company Stock or any of its equity securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any Company Stock or any of its equity securities;

               (viii) entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any officer, director, Shareholder or other insider or Affiliate of the Company or any of its Subsidiaries (other than salaries and employee benefits in the Ordinary Course of Business);

               (ix) made or committed to make any capital expenditures or entered into any other material transaction outside the Ordinary Course of Business involving an expenditure in excess of $50,000 individually or in the aggregate;

               (x) amended or modified in any material respect any Plan (beyond any amendments and modifications reflected in true and complete copies of such Plans delivered to Metzler);

               (xi) entered into any employment agreement for a base salary in excess of $125,000 or collective bargaining agreement or granted any increase in excess of $25,000 in the salary of any officer or management employee of the Company (or increase in excess of $15,000 in the case of any non-management employee) or paid or committed to pay any bonus to any officer or employee;

               (xii) changed in any material respect the manner in which the business has been conducted, including, without limitation, billing of clients or collection of accounts receivable, purchases of goods and services or payment of accounts payable;

               (xiii) changed the accounting principles, methods or practices or any change in the depreciation or amortization policies or rates, except in each case as required by GAAP;

               (xiv) changed the relationships with any client, contractor or supplier which might reasonably be expected to result in a Material Adverse Effect; or

               (xv) entered into any binding commitment (orally or in writing) to do any of the foregoing.

          (h) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company or any of its Subsidiaries giving rise to any Liability), except for (i) Liabilities set forth on the face of the Latest Financials, (ii) Liabilities incurred since the date of the Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand), (iii) Liabilities in an aggregate amount of less than $50,000, and (iv) Liabilities otherwise expressly disclosed in this Agreement or on the Disclosure Schedule (it being understood that except as set forth in Section 3.1(f) no representation or warranty is being made regarding the revenues or results of operations of the Company).

          (i)  Tax Matters.

               (i) The Company, each of the Subsidiaries and their respective predecessors in interest (by merger, liquidation, or otherwise) (each such person referred to as a "Taxpayer" and collectively, as the "Taxpayers") has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by the Code or by applicable state, local, or foreign tax laws, such Tax Returns have been timely filed on behalf of the Taxpayers, such Tax Returns are true, correct and complete in all respects, and all Taxes due (including all Taxes due in respect of any former Subsidiary of each of the Taxpayers (whether due in respect of a separate company, unitary, or consolidated federal income Tax Return or otherwise), and Taxes due in respect of any person for which any of the Taxpayers had an obligation to withhold and/or otherwise pay over Taxes) have been timely paid in full or will be timely paid in full by the due date thereof (and whether or not shown on a Tax Return).

               (ii) With respect to any taxable year for which a statute of limitations (or similar provision) has not yet run, none of the Tax Returns of any of the Taxpayers has been audited by a government or taxing authority, nor is any such audit or other Tax Proceeding in process, pending, threatened (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes (or the collection of Taxes) of any of the Taxpayers, and no Taxpayer, officer, director or employee of a Taxpayer has received notice (either in writing or verbally, formally or informally) or expects to receive notice that a Taxpayer has not filed a Tax Return or not paid Taxes required to be filed, withheld, or paid by it. Each of the Taxpayers has disclosed on its federal income tax returns all positions taken therein that could rise to a substantial understatement penalty within the meaning of Code
Section 6662. No Taxpayer currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Taxpayers does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (iii) The Company and each Subsidiary has delivered to Metzler correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Taxpayers since December 31, 1996.

               (iv) Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of its Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that would obligate it to make any material payments that will not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries is a party to any tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group which filed federal income tax returns, other than a group of which the Company was the common parent. Neither the Company nor any of its Subsidiaries has any Liability for Taxes owed by any Person (other than the Company), including without limitation,
(A) as a transferee, assignee or other successor, (B) pursuant to a Tax sharing agreement or other contract, or (C) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

               (v) The Company has made available to Metzler information regarding the Taxpayer's basis in its assets, its current and accumulated earnings and profits, its net operating loss and tax credit carryovers, excess loss accounts with respect to Subsidiary stock, tax elections made by any of the Taxpayers affecting any other of the Taxpayers, and deferred intercompany transactions. None of the Taxpayers has net operating losses or other tax attributes presently subject to limitations under Code Sections 382, 383, 384, the federal consolidated return regulations, or other similar provisions under state, local or foreign law.

               (vi) The Taxpayers have filed all reports and have created and/or retained all records required under Code Section 6038A with respect to their respective ownership by and transactions with related parties. Each related foreign person required to maintain records under Code Section 6038A with respect to transactions between any of the Taxpayers and related foreign person(s) have maintained such records. All documents that are required to be created and/or preserved by the related foreign person(s) with respect to transactions with any of the Taxpayers are either maintained in the United States or the Taxpayer was or is exempt from the record maintenance requirements of Code Section 6038A pursuant to Treasury Regulation Section 1.6038A-1. None of the Taxpayers is a party to any record maintenance agreement with the Internal Revenue Service with respect to Code Section 6038A. Each related foreign person that has engaged in transactions with any of the Taxpayers has authorized such Taxpayer to act as its limited agent solely for purposes of Code Sections 7602, 7603, and 7604 with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with any of the Taxpayers, and each such authorization remains in full force and effect.

          (j)  Title and Condition of Properties.

               (i) Neither the Company nor any of its Subsidiaries owns any real property.

               (ii) The leases described in Section 3.1(j) of the Disclosure Schedule (the "Property Leases") cover all of the real estate leased, used or occupied by the Company or any of its Subsidiaries. Each of the Property Leases is in full force and effect and the Company or one of its Subsidiaries holds a valid and existing leasehold or subleasehold interest under each of such Property Leases. The Company has delivered to Metzler complete and accurate copies of each of the Property Leases and none of such Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Metzler. Neither the Company nor any of its Subsidiaries is in default, and to the Knowledge of the Company no circumstances exist which would result in such default (including upon the giving of notice or the passage of time, or both), under any of such Property Leases, and no other party thereto has the right to terminate, accelerate performance under or otherwise modify any of such leases. To the Knowledge of the Company, no lessor under any such lease is in default under any of such leases in its duties to the lessee. Except as set forth in Section 3.1(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, subjected to a Security Interest, or otherwise encumbered any interest in any of the Property Leases.

               (iii) The Company or one of its Subsidiaries owns good and marketable title, free and clear of all Security Interests, to all of the personal property and assets reflected on the Latest Financials or acquired after the date of the Interim Balance Sheet, except for (A) assets with an aggregate original purchase price of less than $100,000 which have been disposed of to non-affiliated third parties since the date of the Interim Balance Sheet, in the Ordinary Course of Business, (B) Security Interests securing liabilities reflected on the Latest Financials and (C) Security Interests for current Taxes not yet due and payable.

               (iv) The Company's computer hardware, equipment and other tangible personal property and assets are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable for their respective intended purposes in the Ordinary Course of Business. The personal property and assets shown on the Latest Financials or acquired after the date of the Interim Balance Sheet, the lease rights under the Property Leases and leases of personal property and the Intellectual Property owned or used by the Company or any of its Subsidiaries under valid license, collectively include all assets necessary to the conduct of the Company's and its Subsidiaries business as presently conducted. None of the Shareholders, other employees or independent contractors of the Company or their respective Affiliates owns any rights, other than as would exist upon liquidation or distribution of the Company, in any material assets, real or personal, which are used by the Company or any of its Subsidiaries in its business.

          (k)  Intellectual Property.

               (i) Section 3.1(k) of the Disclosure Schedule contains a complete list and an accurate functional description by category and indication of status (completed or in process) of all Patents, Trademarks, Copyright registrations, Software, Licenses-In, Licenses-Out and other material items of Intellectual Property which are owned, licensed by, licensed to, used or held for use in and are necessary for the conduct of the business of the Company or any of its Subsidiaries as such business is currently conducted and presently contemplated to be conducted, or as to which the Company or any of its Subsidiaries has a contractual right to an assignment.

               (ii) No Person has any Security Interest (other than the right to use Software under license) in th e Company's or any of its Subsidiaries' interest in any Intellectual Property owned by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has all rights to use the Intellectual Property owned or used by it in the manner in which such Intellectual Property is currently being used, except where failure to do so would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is under any obligation to pay any royalty or other compensation to any third party or to obtain any approval for use of any of the Intellectual Property. To the Knowledge of the Company, none of the Intellectual Property is subject to any outstanding judgment, order, decree, stipulation, injunction or charge; no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, threatened, which challenges the legality, validity, enforceability, use or ownership of any of the Intellectual Property. Neither the Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against interference, infringement, misappropriation, or other conflict with respect to Intellectual Property.

               (iii) No breach or default (or event which with notice or lapse of time or both would result in a breach or default) by the Company or any of its Subsidiaries exists or has occurred under any License-In or other agreement pursuant to which the Company or any of its Subsidiaries uses any Intellectual Property, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) or result in a forfeiture under, or constitute a Basis for termination of, any such License-In or such other agreement or impair the Company's or any of its Subsidiaries' ability after consummation of the Acquisition to use the Software in the same manner as such Software is currently used by the Company or such Subsidiary, except where such breaches, defaults, violations, conflicts or other events which would not, individually or in the aggregate, result in a Material Adverse Effect.

               (iv) Each of the Company and its Subsidiaries owns or has the right to use all the Intellectual Property necessary to provide, produce, sell and license the services and products currently provided, produced, sold and licensed by the Company or any of its Subsidiaries, and to conduct the Company's or any of its Subsidiaries' business as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. The Intellectual Property includes all patents, trademarks, trade names, service marks, copyrights, mask work rights and trade secrets, and the Software includes all software, which are necessary to operate the business of the Company and each of its Subsidiaries as it is presently conducted and to satisfy and perform the contracts, commitments, arrangements and understandings with customers of the Company and each of its Subsidiaries. The Company has no Knowledge of any reason the Company and each of its Subsidiaries will not be able to continue to own, possess or have access to, and to use, license and sub-license as applicable, on reasonable terms, all Intellectual Property and other proprietary rights necessary for the lawful conduct of its business as presently conducted and currently contemplated to be conducted, without any infringement or conflict with the rights of others.

               (v) No Intellectual Property owned by the Company or any of its Subsidiaries, and no product or service practiced, offered, licensed or sold by the Company or any of its Subsidiaries, to the Knowledge of the Company, infringes or is being infringed by any trademark, trade name, copyright, trade secret, patent, right of publicity, right of privacy or other proprietary right of any Person or would give rise to an obligation to render an accounting to any Person as a result of co-authorship, co-invention or an express or implied contract for any use or transfer. Neither the Company nor any of its Subsidiaries has received notice of any adversely held patent, invention, trademark, copyright, service mark, trade name or trade secret of any other Person alleging or threatening to assert that the Company's or any of its Subsidiaries' use of any of the Intellectual Property infringes upon or is in conflict with any intellectual property or proprietary rights of any third party. The Company, has no Knowledge of any Basis for any claim, threatened claim or any suit or action asserting any such infringement or conflict or asserting that the Company or any of its Subsidiaries does not have the legal right to own, enforce, sell, license, sublicense, lease or otherwise use any such Intellectual Property, process, product or service, except for such instances of defenses such as "fair use" and the Company has no Knowledge of any facts which should give such Person reason to believe that there exists any Basis for such claim, threatened claim or suit or that any such claim, threatened claim or suit may be asserted or instituted in the future.

               (vi) Neither the Company nor any of its Subsidiaries has sent or otherwise communicated to any other Person any notice, charge, claim or assertion of, and the Company has no Knowledge of any present, impending or threatened infringement by any other Person of any Intellectual Property owned by the Company or any of its Subsidiaries.

               (vii) Except as disclosed in Section 3.1(k) of the Disclosure Schedule, all the Company's and each of its Subsidiaries' Patents, Trademarks and Copyrights listed in Section 3.1(k) of the Disclosure Schedule as having been issued by, registered with or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries identified in Section 3.1(k) of the Schedule have been so duly registered, filed in or issued, as the case may be, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such other country. The Company and each of its Subsidiaries has used reasonable efforts to protect its rights in the Intellectual Property. The Company or one of its Subsidiaries owns all right, title and interest in and to the Intellectual Property, other than the Software listed on Exhibit 2 to Section 3.1(k) Disclosure Schedule, as to which the Company has a valid license. No current licenses for the use of the Intellectual Property requires the Company or any of its Subsidiaries to apply for or enforce appropriate legal protection of such licensed Intellectual Property.

               (viii) Each of the Company's and each of its Subsidiaries' current or former employees and those current or former independent contractors retained by the Company or any of its Subsidiaries who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs or designed or designs any of the Intellectual Property, has entered into a written agreement with the Company or any of its Subsidiaries, copies of which have heretofore been furnished to Metzler. All copyrightable property is "Work Made For Hire" or has been duly assigned to the Company. No former employees or independent contractors of the Company or any of its Subsidiaries have any claims or rights to any of the Intellectual Property necessary for the conduct of the Company's or any of its Subsidiaries' business as now conducted. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is a party to or otherwise bound by any agreement with or obligated to any other Person (including, any former employer) which in any respect conflicts with any obligation, commitment or job responsibility of such employee to the Company or one of its Subsidiaries under any agreement to which currently he or she is a party or otherwise.

               (ix) Exhibit 3 to Section 3.1(k) of the Disclosure Schedule identifies each Person to whom the Company or any of its Subsidiaries has sold, licensed, leased or otherwise transferred or granted any interest or rights to any Intellectual Property, other than Intellectual Property licensed to end users pursuant to standard, non-exclusive "shrink wrap" license agreements in the Ordinary Course of Business, none of which is a license of any source code ("Shrink Wrap Licenses"). The Company has previously delivered to Metzler complete and accurate copies of all agreements relating to each such sale, license, lease or other transfer or grant. The Company has delivered to Metzler copies of all copyright and trademark registration certificates and all letters patent.

               (x) To the Knowledge of the Company and the Shareholders, all of the data used in the Software was obtained from public sources and is not subject to any confidentiality obligation imposed on the Company.

               (xi) To its Knowledge, neither the Company nor any of its Subsidiaries has taken any actions under the law of any applicable foreign jurisdictions where the Company or any of its Subsidiaries has marketed or licensed Software that would restrict or limit the ability of the Company or any of its Subsidiaries to protect, or prevent it from protecting, its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance the Software.

               (xii) Neither the Company nor any of its Subsidiaries has granted any third party the right to market the Company's or any of its Subsidiaries' Software.

          (l) Contracts. Except as set forth on Schedule 3.1(l), with respect to each written agreement that would be material to the Company and its Subsidiaries as a whole (a "Material Contract"): (A) the Material Contract is in full force and effect; (B) the Material Contract will continue to be in full force and effect on identical terms immediately after the Merger Date; (C) neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any other party) is in material breach or default (including, with respect to any express or implied warranty), and no event has occurred which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification, or acceleration, under any Material Contract, except for any breaches, defaults, terminations, modifications or accelerations which have been cured or waived; and (D) to the Knowledge of the Company, no party has repudiated any material provision of any such Material Contract. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be a Material Contract. Correct and complete copies of the general forms of client engagement and services used by the Company and each of its Subsidiaries have been made available to Metzler. Except for those Material Contracts set forth on Section 3.1(l) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any fixed fee or capped price contracts or engagement arrangements (the "Fixed Rate Engagements"), nor does the Company nor any of its Subsidiaries have any outstanding offers, bids or proposals to perform any services on a fixed fee or capped basis in an amount in excess of $500,000 per year. With respect to the Company's Fixed Rate Engagements, the ratio of the amount of revenues recognized to date (in the aggregate) by the Company compared to the amount of revenues payable thereunder is reasonably proportionate to the ratio of the amount of work completed under such Fixed Rate Engagements to the work required to be completed thereunder.

          (m) Notes and Accounts Receivable. All notes and accounts receivable of the Company and each of its Subsidiaries are reflected properly on its books and records, such receivables are valid receivables subject to no set-offs or counterclaims, are current and collectible in the aggregate amount shown, and will be collected in accordance with their terms at their aggregate recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Financials, as adjusted for operations and transactions through the Merger Date in accordance with GAAP and the past custom and practice of the Company and its Subsidiaries. Since the date of the Latest Financials, there has not been an adverse change of more than 10% in the aggregate amount of the accounts receivable of the Company or any of its Subsidiaries or an increase of the average age of such receivables of 15 days.

          (n) Work in Process. Except as set forth on Section 3.1(n) of the Disclosure Schedule, the amount of unbilled receivables and other work-in-process of the Company and its Subsidiaries has been properly reflected on the books and records of the Company and its Subsidiaries, such that amounts set forth therein, when billed, will represent valid receivables subject to no set-offs or counterclaims and be collectible in the aggregate recorded amounts, subject only to a reserve for bad debts calculated on a basis consistent with the reserve for bad debts set forth on the face of the Latest Financials, as adjusted for operations and transactions through the Merger Date in accordance with GAAP and the past custom and practice of the Company and its Subsidiaries. Since the date of the Latest Financials, there has not been an adverse change of more than 10% in the aggregate amount of the unbilled receivables or other work-in-process of the Company or any of its Subsidiaries or an increase of the average age of such amounts of 15 days.

          (o) Litigation. Section 3.1(o) of the Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries (i) is subject to any unsatisfied judgment, order, decree, stipulation or injunction or (ii) is a party to or, to the Knowledge of the Company, is threatened to be made a party to, any complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator for an amount in controversy in excess of $100,000 individually or $200,000 in the aggregate. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.1(o) of the Disclosure Schedule could reasonably be expected to result in any Material Adverse Effect. To the Knowledge of the Company, there does not exist a Basis on which any such complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company or any of its Subsidiaries that could have a Material Adverse Effect on the Company.

          (p)  Employees; Employment Matters.

               (i) Except as set forth in Section 3.1(p) of the Disclosure Schedule, to the Knowledge of the Company, no employee or group of employees of the Company or any of its Subsidiaries who have in the last twelve months generated more than $500,000 in revenues of the Company and its Subsidiaries has notified the Company that they intend to terminate their employment with the Company or any of its Subsidiaries generally or as a result of the transactions contemplated hereby or otherwise. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and neither the Company nor any of its Subsidiaries has experienced any strikes, grievances, other collective bargaining disputes or, to the Knowledge of the Company, claims of unfair labor practices. The Company has no

Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.

               (ii) Section 3.1(p) of the Disclosure Schedule contains a true, correct and complete list setting forth the names and current salaries or rates of compensation of all employees of the Company and each of the Subsidiaries with an annual base salary of at least $50,000 and independent contractors who render services to the Company or any of its Subsidiaries on more than a single occasion who are expected to be paid at least $50,000 in 1999. Except as disclosed on Section 3.1(p) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any unsatisfied Liability to any previously terminated employee or independent contractor. The Company has made available all written (and summarized all oral) employee handbooks, policies, programs and arrangements to Metzler.

               (iii) Except as set forth in Section 3.1(p) of the Disclosure Schedule, all Persons employed by the Company and each of its Subsidiaries are employees at will. Except as set forth in Section 3.1(p) of the Disclosure Schedule, none of the employees of the Company or any of its Subsidiaries are subject to noncompete/nonsolicitation covenants in favor of the Company.

               (iv) The Company and each of its Subsidiaries has materially complied with all applicable laws relating to labor, including, without limitation, any provisions thereof relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and neither the Company nor any of its Subsidiaries is liable for any material arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has in any material respect violated any of the health care continuation provisions of Part 6 of Subtitle B of Title I of ERISA ("COBRA") or other applicable state insurance continuation law. No material COBRA or other state insurance continuation law violation exists or will exist with respect to any employees of the Company or any of its Subsidiaries prior to the Merger Date.

               (v) Each Person whom the Company or any of its Subsidiaries currently retains as an independent contractor or previously retained as an independent contractor qualifies, or at all times while performing services for the Company or any of its Subsidiaries qualified, as an independent contractor and not as an employee of the Company or any of its Subsidiaries, under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the Acquisition shall cause the Company or any of its Subsidiaries to be in breach of any agreement with any employee, contractor or consultant or cause the Company or any of its Subsidiaries to be liable to pay any severance or other amount to any of its employees, contractors or consultants.

          (q)  Employee Benefit Plans.

               (i) All Plans of the Company and each of its Subsidiaries which are "employee benefit plans" within the meaning of Section 3(3) of ERISA are listed in Section 3.1(q) of the Disclosure Schedule. Each Plan is in material compliance with its terms and with ERISA and other applicable laws (including, without limitation, compliance with the health care continuation requirements of COBRA and any proposed regulations promulgated thereunder), and all agreements and instruments applicable to any Plan. Section 3.1(q) of the Disclosure Schedule sets forth each former employee of the Company or any of its Subsidiaries entitled to COBRA benefits and the remaining period of such benefits. The Company has either received a favorable determination letter or notification letter (a "Determination Letter") from the applicable Internal Revenue Service District Director as to the qualification under the Code of each Plan which is a pension plan, as defined in Section 3(2) of ERISA ("Pension Plan") or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a Determination Letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each Pension Plan, and, to the Company's Knowledge, there have been no amendments or, to the Company's Knowledge, other developments since the date of such Determination Letter which would cause the loss of such qualified status. Each Plan which has not received a favorable Determination Letter but which has remaining a period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for a Determination Letter is reflected on Section 3,1(q) of the Disclosure Schedule. No material violation of ERISA has occurred within the last 6 years in connection with the administration of any of the Plans, and there are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or, to the Knowledge of the Company threatened against the Plans, or any administrator or fiduciary thereof, which could result in any material Liability.

               (ii) With respect to all present Plans, the Company has heretofore made available to Metzler true and complete copies of each of the following to the extent such documents exist or are applicable:

                    (A) the Plan documents (and any applicable trust agreement or insurance contract and including descriptions of vacation, severance pay, sickness, and separation policies);

                    (B) the most recent Internal Revenue Service determination or notification letter request relating to each of the Pension Plans;

                    (C) the summary plan description (as currently in effect) and any summary of material modification for each of the Plans;

                    (D) the most recent Annual Report (Form 5500 Series), and accompanying schedules, filed for each of the Plans, and the most recent summary annual report furnished for each of the Plans;

                    (E) the most recent actuarial valuations, and latest financial statements for each of the Plans; and

                    (F) all documents filed with the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation since January 1, 1992.

     There is and has been no material violation of ERISA known to the Company with respect to the filing of applicable reports, documents, and notices regarding such past or present Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of such Plans.

               (iii) Except as disclosed in Section 3.1(g) of the Disclosure Schedule, each Plan maintained by the Company is maintained under a plan document which does not provide for other participating employers except for the Company or any ERISA Affiliate of the Company and no Plan provides or has provided credit with respect to service other than with the Company or any ERISA Affiliate of the Company.

               (iv) Neither the Company nor any ERISA Affiliate of the Company nor any of their employees, shareholders, or directors has engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by
Section 4975 of the Code, other than transactions which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of Section 406 of ERISA, other than prohibited transactions which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

               (v) None of the assets of any of the Plans is or has been invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.

               (vi)  Intentionally Deleted.

               (vii) Full payment as of the Merger Date will have been made of all amounts which the Company and any ERISA Affiliate of the Company are required, under the terms of all Plans, to have paid as contributions to such Plans as of the last day of the most recent fiscal year prior to the Merger Date.

               (viii) The execution and performance of this Agreement will not constitute a stated triggering event under any Plan or employment agreement that will result in any material payment (whether of severance pay or otherwise) becoming due to any employee of the Company or ERISA Affiliate of the Company.

               (ix) Neither the Company nor any ERISA Affiliate of the Company provides, nor have they at any time provided, coverage under any welfare plan (a Welfare Plan (as defined in Section 3(l) of ERISA) (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his own expense except as may be required by COBRA or other applicable statute.

               (x) The financial statements of each Pension Plan as of the end of the most recent plan year for which such statements are available, and the list of the investments of such Pension Plan as of the most recent plan year end for which such statements are available, accurately reflect the financial conditions of the Pension Plans as of the date of such statements, and there have been no material changes in such investments between such date and the Merger Date.

               (xi) To the Company's Knowledge, there have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of the Company or any ERISA Affiliate of the Company by any officer, director, employee, agent or representative of the Company that provide for or could be construed as a contract or promise by the Company or any ERISA Affiliate of the Company to provide for any pension, welfare, or other insurance-type benefits to such employee or former employee, whether before or after retirement, other than benefits under the Plans.

               (xii) Neither the Company nor any ERISA Affiliate of the Company currently maintains or contributes, or at any time in the past has maintained or contributed to a defined benefit plan (as defined in Section 3(35) of ERISA), including, but not limited to, each multi-employer plan, as defined in Section 3(37) of ERISA.

          (r) Licenses, Permits and Approvals. Section 3.1(r) of the Disclosure Schedule lists all material governmental and regulatory licenses, permits and approvals necessary to the conduct of the Company's and each of its Subsidiaries' business. All such licenses, permits and approvals are in full force and effect. There are no violations by the Company or any of its Subsidiaries of, or any claims or proceedings, pending or, to the Knowledge of the Company, threatened, challenging the validity of or seeking to discontinue, any such licenses, permits or approvals, except for such violations, claims or proceedings which would not, individually or in the aggregate, have a Material Adverse Effect.

          (s) Unlawful Payments. No payments of either cash or other consideration have been made to any Person by the Company, any of its Subsidiaries or the Shareholders or, to the Knowledge of the Company, on behalf of the Company by any agent, employee, officer, director, shareholders or other Person, that were unlawful under the laws of the United States or any state or any other foreign or municipal government authority having appropriate jurisdiction over the Company.

          (t) Compliance with Laws. The Company and each of its Subsidiaries and each of their respective facilities are in compliance in all material respects with and have not in the past violated any applicable law, rule or regulation of any Federal, state, local or foreign government or agency thereof, including without limitation, environmental laws and laws relating to labor and employment, and no notice, claim, complaint, action, suit, proceeding, investigation or hearing has been received by the Company or any of its Subsidiaries or filed, commenced or, to the Knowledge of the Company threatened against the Company or any of its Subsidiaries alleging any such violation, except in each instance for such failures to comply and such notices, claims, complaints, actions, suits, proceedings, investigations or hearings which would not, individually or in the aggregate, have a Material Adverse Effect.

          (u) Suppliers and Clients. During the past twelve months, no material licensor, vendor, supplier or licensee, or any client of the Company or any of its Subsidiaries accounting for more than 1% of the Company's or any of its Subsidiaries' revenues during such period, has canceled or otherwise materially adversely modified its relationship with the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such Person has any intention to do so, and, to the Knowledge of the Company, there are no disputes or notices of dissatisfaction with or from any such client of the Company or any of its Subsidiaries, which is reasonably likely to result in a cancellation, termination or materially adverse modification of any such relationship and, to the Knowledge of the Company, the consummation of the transactions contemplated hereby shall not adversely affect any relationships with such clients.

          (v)  Insurance.

               (i) Except as set forth in Section 3.1(q) of the Disclosure Schedule, attached as Schedule 3.1(v) is a list of each insurance policy (including policies providing property, casualty, Liability, and workers' compensation coverage and bond and surety arrangements) currently carried by the Company or any of its Subsidiaries and the current annual premium for each such policy.

               (ii) With respect to each such insurance policy: (A) the consummation of the Acquisition will not cause a default or require any consent under any such policy; (B) to the Knowledge of the Company, all such insurance is in full force and effect, and the Company and the Companies' Subsidiaries are in compliance with all requirements and provisions thereof. The Company has not suffered any adverse loss experience which could reasonably be expected to cause its insurance coverage not to be renewed upon the expiration thereof at premiums substantially equivalent to those currently being paid or otherwise at commercially reasonable rates.

          (w) Warranty. All services previously rendered by the Company and each of its Subsidiaries have been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Company and each of its Subsidiaries has no Liability (and the Company has no Knowledge of any Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) for damages in connection therewith, subject only to the reserve for customer claims set forth on the face of the Latest Financials as adjusted for the passage of time through the Merger Date in accordance with the past custom and practice of the Company and its Subsidiaries. No services provided by the Company or any of its Subsidiaries are subject to any contractual guaranty, warranty, or other indemnity beyond the Company's or any of its Subsidiaries' applicable standard terms and conditions of engagement. Neither the Company nor any of its Subsidiaries is obligated to perform services or client work for which it will not be paid in order to correct work previously performed that was incorrect or deficient, complete work in excess of the fixed rate limit with respect to a particular project or otherwise, other than reasonable and customary efforts to maintain client satisfaction consistent with the size and scope of a particular project and consistent with maintaining the reasonable profitability of such project.

          (x) Transaction-Related Accounting Matters. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that it knows or has been advised would prevent the transactions contemplated hereby from being accounted for as a pooling of interests in accordance with GAAP.

          (y) Brokers' Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which Metzler could become liable or otherwise obligated.

          (z) Potential Conflicts of Interest. Except as set forth on Schedule 3.1(z) hereof, no officer, director or shareholder of the Company or any of its
Subsidiaries: (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is a shareholder, officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any interest in Intellectual Property which the Company or any of its Subsidiaries is using or the use of which is necessary for the business of the Company or any of its Subsidiaries; (iii) has any loan outstanding to or, to the Knowledge of the Company, any cause of action or other claim whatsoever against the Company or any of its Subsidiaries, except for claims in the Ordinary Course of Business, such as for accrued salary, bonus, vacation pay and benefits under Benefit Plans and similar matters and agreements existing on the date hereof; (iv) has made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer, manager or director of the Company or any of its Subsidiaries, or, a relative of any of the foregoing, is a partner or shareholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies). No Affiliate of any Shareholder has any claim against the Company, other than for wages for services performed and related business expenses incurred in the Ordinary Course of Business.

          (aa) Disclosure. None of the representations and warranties of the Company contained in this Agreement or the Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Metzler which results in, or could reasonably be anticipated to result in, a Material Adverse Effect on the Company (it being understood that except as set forth in Section 3.1(f) no representation or warranty is being made regarding the revenues or results of operations of the Company).

     3.2 Representations and Warranties of Metzler and Acquisition Sub. As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, Metzler and Acquisition Sub hereby jointly and severally represent and warrant to the Company and to the Shareholders that all of the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and Metzler and Acquisition Sub covenant that said statements will be correct and complete as of the Merger Date

(as though made as of the Merger Date and as though the Merger Date were substituted for the date of this Agreement throughout this Section 3.2).

          (a) Organization. Metzler and Acquisition Sub are corporations duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Metzler is qualified to do business in and is in good standing under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified would not, in the aggregate, have a material adverse effect or impact upon the assets, business, financial condition or results of operations of Metzler and its Subsidiaries, taken as a whole (a "Metzler Adverse Effect").

          (b) Authorization of Transaction. Metzler and Acquisition Sub have all requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The Board of Directors of Metzler and Acquisition Sub have duly authorized the execution, delivery and performance of this Agreement by Metzler and Acquisition Sub, subject to the conditions set forth herein. This Agreement constitutes the valid and legally binding obligation of Metzler and Acquisition Sub, enforceable against them in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the rights and remedies of creditors generally or (ii) general principles of equity.

          (c) Noncontravention. Subject to compliance with the HSR Act, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate or conflict in any way with any statute, regulation, law, rule or common law doctrine, (ii) violate or conflict in any way with any judgment, order, decree, stipulation, injunction or other restriction of any government, governmental agency or court, to which Metzler or Acquisition Sub is subject (iii) breach any provision of the Certificate of Incorporation or By-Laws of Metzler or the Certificate of Incorporation or By-laws of Acquisition Sub or (iv) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, or result in the creation of any Security Interest upon any of Metzler's or Acquisition Sub's assets pursuant to the terms of, any contract, agreement, lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Metzler or Acquisition Sub is a party or by which it is bound or to which any of its assets are subject, except where such violations, conflicts, breaches, defaults or other events would not, individually or in the aggregate, result in a Metzler Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. Except pursuant to the HSR Act, neither Metzler nor Acquisition Sub is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or court, or any other Person in order for the parties to consummate the transactions contemplated by this Agreement and in order that the Acquisition and such transactions shall not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of Metzler's or Acquisition Sub's assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit.

          (d) Metzler Common. Metzler has taken all actions necessary to authorize and approve the issuance of the Metzler Common, and as of the Merger Date the Metzler Common will, when issued in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable. There are no statutory or contractual shareholders' preemptive rights or rights of refusal with respect to the issuance of the Metzler Common upon consummation of the Acquisition.

          (e) Brokers' Fees. Subject to Section 3.1(y) hereof, neither Metzler nor Acquisition Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholder is or could become liable or obligated, except for the fees and expenses payable to Donaldson, Lufkin & Jenrette Securities Corporation.

          (f)  Capital Structure.

               (i) The authorized capital stock of Metzler consists of 75,000,000 shares of Metzler Common and 3,000,000 shares of preferred stock, par value $0.001 per share ("Metzler Preferred Stock"). As of December 31, 1998, approximately 38,010,000 shares of Metzler Common and no shares of Metzler Preferred Stock were issued and outstanding. All outstanding shares of Metzler's outstanding capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

               (ii) Except for options granted in the normal course pursuant to Metzler's stock option plans and employee stock purchase plan, as described in Metzler SEC Reports (as defined below), and except as contemplated herein, there are no options, warrants, calls, rights, commitments or agreements of any character to which Metzler or any Subsidiary of Metzler is a party or by which any of them is bound obligating Metzler or any Subsidiary of Metzler or any securities or rights convertible into or exchangeable for any such capital stock.

          (g) Commission Filings. Metzler has timely filed all forms, reports and documents required to be filed by Metzler with the Commission under the Exchange Act and the Securities Act since October 4, 1996 (collectively, the "Metzler SEC Reports"). The Metzler SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act, or Securities Act, as applicable, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Metzler SEC Reports or necessary in order to make the statements in such Metzler SEC Reports, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Metzler included in the Metzler SEC Reports (the "Metzler Financial Statements") complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and were, when filed, in accordance with the books and records of Metzler, complete and accurate in all material respects, and presented fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Metzler and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

          (h) No Material Adverse Changes. Since November 5, 1998, to the Knowledge of Metzler, no event has occurred which has had a Metzler Adverse Effect and no action, suit, claim or proceeding has been filed, or threatened in writing, which if adversely determined, would result in a Metzler Adverse Effect.

          (i) Transaction-Related Tax Matters. Metzler has not taken or agreed to take any action that would prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (j) Disclosure. None of the representations or warranties of Metzler and Acquisition Sub contained herein contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as of the Merger Date.

          (k) Information Statement Materials. None of the Metzler SEC Reports contained in Exhibits __ attached to the Information Statement at the time of mailing of the Information Statement to the Shareholders contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                            4.  CLOSING DELIVERIES
                                 ------------------

     4.1 Company Closing Deliveries. The Company shall deliver to Metzler each of the following:

          (a) a certificate of the Secretary of the Company and a certificate of the Secretary of each of its Subsidiaries dated the Merger Date certifying
(i) a copy of the text of the resolutions by which the action on the part of the Company or such Subsidiary, as the case may be, necessary to approve this Agreement and the Acquisition were taken, (ii) incumbency of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto, (iii) the Articles of Incorporation and By-laws or other governing document of the Company or such Subsidiary, as the case may be, and (iv) a list of Shareholders or other equity holders, as the case may be, as of the Merger Date;

          (b) a copy of the Company's Articles of Incorporation, as amended to date, certified as of a recent date prior to the Merger Date by the State Secretary of the State of California;

          (c) Good standing certificates for the Company issued by the State Secretary of the State of California and each jurisdiction in which the Company is qualified to do business, and for each Subsidiary issued by the applicable secretary of state (or other state agency) of the state of organization of such Subsidiary (or other jurisdiction in which such Subsidiary is qualified to do business), in each case dated as of a recent date prior to the Merger Date;

          (d) (i) from each of the Shareholders (other than Shareholders who are exercising dissenters' rights with respect to the Acquisition [the "Departing Shareholders"]), executed counterparts to the Registration Agreement substantially in the form of Exhibit A hereto (the "Registration Agreement"),
(ii) from the Company, each of the Shareholders and the "Shareholders' Representative" (as such term is defined thereunder), executed counterparts of that certain Consent, Indemnification and Noncompete Agreement between the foregoing parties, Metzler and Acquisition Sub in the form attached hereto as Exhibit B (the "Consent, Indemnification and Noncompete Agreement"), (iii) from the Shareholders' Representative and the Escrow Agent, executed counterparts of the Escrow Agreement, and (iv) from the Dissenters, executed counterparts of that certain Departing Shareholders' Noncompete Agreement in the form attached hereto as Exhibit C (the "Departing Shareholders' Noncompete Agreement");

          (e) evidence that no court or other governmental entity having jurisdiction over the Company or Metzler, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Acquisition or any of the transactions contemplated hereby illegal;

          (f) evidence that 90% or more of the outstanding shares of Company Stock shall have consented to the Acquisition; and

          (g) evidence that the Existing Company Documents shall have been terminated.

     4.2 Metzler Closing Deliveries. Metzler shall deliver to the Company (or, in the case of subsection (b), the Shareholders) each of the following:

          (a) Metzler shall deliver to the Company a certificate of the Secretary or any Assistant Secretary of Metzler and the Acquisition Sub dated the Merger Date certifying (i) a copy of the text of the director resolutions by which the corporate action on the part of Metzler and the Acquisition Sub necessary to approve this Agreement and the Acquisition were taken; and (ii) incumbency of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

          (b) the Registration Agreement, the Escrow Agreement, the Consent, Indemnification and Noncompete Agreement, and the Dissenters' Noncompete Agreement;

          (c) evidence that no court or other governmental entity having jurisdiction over the Company or Metzler, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Acquisition or any of the transactions contemplated hereby illegal;

          (d) evidence that the applicable waiting period, if any, under the HSR Act shall have expired or been terminated; and

          (e) evidence that the shares of Metzler Common issuable pursuant to the Acquisition shall have been authorized for listing on the Nasdaq Stock Market, subject to notice of issuance.

                          5.  ADDITIONAL AGREEMENTS
                               ---------------------

     5.1 Post-Acquisition Covenants. The Parties agree as follows with respect to the period following the Merger Date:

          (a) General. In case at any time after the Merger Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents, and in the case of Metzler, using its reasonable efforts to cause the listing of the shares of Metzler Common issuable in the Acquisition on Nasdaq) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification with respect to such matter under Consent, Indemnification and Noncompete Agreement.

          (b) Tax Matters. Metzler and the Company Executives shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Company and its Subsidiaries and any audit, litigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries or any Taxes incurred in connection with any of the transactions contemplated by this Agreement. Neither Metzler, Acquisition Sub nor any direct or indirect Subsidiary of Metzler shall take any action or agree to take any action that prohibits the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          (c) Indemnification of Directors and Officers. The Surviving Corporation shall indemnify, defend, hold harmless and advance expenses to the individuals who are the Company Executives and officers of the Company as of the date of this Agreement to the same extent, if any, that such directors and officers are indemnified under the terms of the Articles of Incorporation or By-laws or otherwise in respect of any claims brought after the date of this Agreement relating to events occurring on or prior to the date of this Agreement. In the event the Surviving Corporation or its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section (it being understood that the amount of such indemnification and expenses shall constitute Metzler Indemnifiable Losses as such term is defined under the Consent, Indemnification and Noncompete Agreement to the extent they relate to a breach of a representation or warranty by the Company).

          (d) Employee Benefits. Employees of the Surviving Corporation immediately following the Effective Date who, immediately prior to the Effective Date, were employees of the Company, any Affiliate, or ERISA Affiliate, shall be given credit for purposes of eligibility, vesting, and determination of level of benefits under each employee benefit plan, program, policy or arrangement of Metzler, or an Affiliate of Metzler, including, but not limited to the Surviving Corporation, in which such employees participate subsequent to the Effective Date for all service with the Company, any Affiliate, or ERISA Affiliate, prior to the Effective Date.

          (e) Deferred Compensation Pay-out. Within thirty (30) days of the Merger, Metzler shall cause the Company to pay to certain employees of the Company cash or other immediately available funds equal to the difference between (i) amounts actually accrued to such employees pursuant to that certain Deferred Compensation Agreement, dated April 1, 1990, as thereafter amended (the "Deferred Compensation Agreement"), entered into by and among the Company and the employees of the Company who are party thereto, and (ii) the aggregate amount of fees and expenses incurred or accrued by and payable by the Company as a post-closing obligation and specified in Section 6.11 hereof; provided, however, that the aggregate amounts payable pursuant to such Deferred Compensation Agreement shall not exceed the difference between (i) $8,000,000 and (ii) the aggregate amount of fees and expenses incurred or accrued by and payable by the Company as a post-closing obligation and specified in Section
6.11 hereof.

                               6.  MISCELLANEOUS
                                   -------------

     6.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party (for purposes hereof, Metzler and the Acquisition Sub shall be deemed one party and the Company and the Shareholders collectively shall be deemed another Party); provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation, including, without limitation, any disclosures made necessary by Metzler's status as a public company (in which case the disclosing Party will advise the other Party prior to making the disclosure).

     6.2 No Third Party Beneficiaries. Except for Section 5.1(c), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     6.3 Entire Agreement. This Agreement (including the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

     6.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party's rights, interests, or obligations hereunder without the prior written approval of the other Parties. Notwithstanding the foregoing, Metzler may (i) cause the stock of the Company to be acquired by a wholly owned subsidiary of Metzler and/or (ii) merge the Company with or into a wholly-owned direct or indirect subsidiary of Metzler, in either case without affecting its rights or obligations hereunder.

     6.5 Survival. All of the representations and warranties of the Company and the Company Executives contained in Section 3.1 hereof (the "Company Representations"), shall survive the consummation of the Acquisition (regardless of any Knowledge or investigation of Metzler, Acquisition Sub or the Surviving Corporation) and shall continue in full force and effect for a period of one year following the Merger Date (the "Survival Period"). All of the representations and warranties of Metzler contained in Section 3.2 (the "Metzler Representations") shall survive the consummation of the Acquisition (regardless of any Knowledge or investigation of the Shareholders or the Company) and shall continue in full force and effect until the expiration of the Survival Period. All covenants (as opposed to representations and warranties) of the Parties in this Agreement shall survive the consummation of the Acquisition and shall continue in full force notwithstanding the expiration of the Survival Period.

     6.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     6.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and addressed to the intended recipient as set forth below or in the case of the Shareholder on the signature pages hereto:

    If to the Company:                     With a Copy To:
    ------------------                     ---------------
    Strategic Decisions Group              Gray Cary Ware & Freidenrich LLP
    2440 Sand Hill Road                    400 Hamilton Avenue
    Menlo Park, CA  94025-6900             Palo Alto, CA  94301-1825
    Attn:  Carl Spetzler                   Attn:  Peter Astiz, Esq.
    Fax:  (650) 233-6022                   Fax:  (650) 327 - 3699

    If to Metzler or Acquisition Sub:      With a copy to:
    ---------------------------------      ---------------
    The Metzler Group, Inc.                Barack Ferrazzano Kirschbaum
    615 North Wabash Avenue                Perlman & Nagelberg
    Chicago, Illinois  60015               333 West Wacker Drive, Suite 2700
    Attn:  General Counsel                 Chicago, Illinois  60606
    Fax:  (312) 573-5676                   Attn:  Michael J. Legamaro, Esq.
                                           Fax:  (312) 984-3193

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois, any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. Each party hereto
(a) agrees that any suit, action or other legal proceeding relating hereto may be brought in state court sitting in the County of Clark, Nevada or the United States District Court for the District of Nevada, as applicable; and (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waives any objection said party may have to the laying of venue in any such suit, action or proceeding in either such court; and (d) consents to service of process by U.S. mail.

     6.9 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Metzler, the Company, and the Executive Officers; provided, that the Shareholders' Representative may, on behalf of the Company and the Executive Officers (and, indirectly, the Shareholders), consent to any amendment of or waive any provision of this Agreement, the Consent, Indemnification and Noncompete Agreement, the Registration Agreement, or the Escrow Agreement, so long as such amendment or waiver is not more favorable to one Shareholder or group of Shareholders than any other. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

     6.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     6.11 Expenses. Subject to the following two sentences, each of Metzler and the Company will bear its own direct and indirect costs and expenses (including fees and expenses of legal counsel, accountants or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated. If the Acquisition is consummated, then expenses paid, incurred, or accrued by the Company to effect the Acquisition shall be paid by the Company; except that the following expenses relating to the Acquisition will be accrued by the Company and become post-closing obligations of the Company, but shall not be considered in determining Working Capital, Total Assets or Net Shareholders Capital for purposes of Section 2.6 hereof: (i) the reasonable accounting fees and expenses of the Company and (ii) the legal fees incurred by the Company in connection with the Acquisition and Merger (up to $75,000). Metzler shall pay any and all investment banking fees due and owing Donaldson, Lufkin & Jenrette Securities Corporation.

     6.12 Obligations of Company Executives. The parties hereby agree and acknowledge that notwithstanding the fact that the Company Executives have given representations and warranties under this Agreement and are parties to this Agreement, the Company Executives shall not thereby be liable for indemnification or otherwise beyond the indemnification provided for pursuant to the terms of the Consent, Indemnification and Non-compete Agreement.

     6.13 Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     6.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     6.15 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

     IN WITNESS WHEREOF, the Parties hereto have executed this Plan and Agreement of Merger as of the date first above written.

METZLER:                                  THE COMPANY:
--------                                  ------------
THE METZLER GROUP, INC.,                  STRATEGIC DECISION GROUP
a Delaware corporation                    a California corporation



By: /s/ Robert P. Maher                   By: /s/ Carl Spetzler
     Robert P. Maher, President and            Carl Spetzler, Chief Executive
     Chief Executive Officer                   Officer




By: /s/ Charles A. Demirjian              By: /s/ Laurie Mandel
     Charles A. Demirjian, Secretary           Laurie Mandel, Secretary


ACQUISITION SUB:
----------------
MGI ACQUISITION III, Inc.,
a Delaware corporation



By: /s/ Robert P. Maher
     Robert P. Maher, President
     and Chairman



By: /s/ Charles A. Demirjian
     Charles A. Demirjian, Secretary

                        Company Executives' Signatures
                        ==============================



                                       COMPANY EXECUTIVES:



                                       /s/


                                       ----------------------------

                                       ----------------------------

                                       ----------------------------

                                       ----------------------------

                        List of Exhibits and Schedules
                        ------------------------------


Exhibit A    -    Form of Registration Agreement
Exhibit B    -    Consent, Indemnification and Noncompete Agreement
Exhibit C    -    Departing Shareholder's Noncompete Agreement
Exhibit D    -    California Merger Agreement

Schedule 2.5     -     Additional Officers of Surviving Corporation
Schedule 2.6     -     Conversion of Securities